Exhibit 99.1

Innovus Pharma Signs Exclusive License and Distribution Agreement
with Luminarie in Australia, New Zealand and the Philippines for Zestra® for Female Sexual Arousal Disorder and Zestra Glide® for Female Lubrication

San Diego, Calif., May 22, 2017  – Innovus Pharmaceuticals, Inc. ("Innovus Pharma" or the “Company”) (OTCQB Venture Market: INNV), an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases, announced today the signing of an exclusive license and distribution agreement with Luminarie Pty Ltd (“Luminarie”), a company based in Australia for the commercialization of Zestra® and Zestra Glide® in Australia, New Zealand and the Philippines.

“Part of our plan to increase revenues from our international distributors is to expand into the Asia-Pacific region,” said Innovus Pharma CEO, Dr. Bassam Damaj. “We are very happy to be teaming-up with Luminarie in Australia, New Zealand and the Philippines to market our Zestra® and Zestra Glide® products. Luminaire is now our 16th distribution partner for our products outside the United States and we look forward to expanding our sales into these important countries with them,” continued Dr. Damaj.

“We are delighted to be working with Innovus Pharma on the commercialization of their Zestra® and Zestra Glide® products into Australia, New Zealand and the Philippines,” said Hemant Gulhane, CEO of Luminarie. “We love the fact that these products represent a well-known brand with extensive clinical trials. We believe each product will be well received in these countries and will meet a large unmet patient need.”

About Zestra®

Zestra® is currently exclusively partnered with Orimed Pharma, the OTC subsidiary of Jamp Pharma in Canada, Densmore Pharmaceutical International in France and Belgium, DanaLife ApS in select European markets, Sothema Laboratories for the Middle East and North Africa, Elis Pharmaceuticals in Turkey and certain select markets, Oz Biogenics for Myanmar and Vietnam, BioTask in Malaysia and J&H Co. LTD in South Korea, and non-exclusively to PT Resources in Hong Kong and certain select Asian markets.

Zestra® is approved in Canada, the 28 countries of the European Union, India, Hong Kong, the United Arab Emirates (“UAE”), United Kingdom and Morocco. Innovus currently generates revenues from the following markets for Zestra®: Canada, Morocco, South Korea, certain European countries and Hong Kong in addition to the United States as its biggest market.

About Zestra® and FSI/AD

Zestra® is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in 276 women to increase in a statistical significant manner the arousal, desire and sexual satisfaction in FSI/AD women. To the Company’s knowledge, Zestra® is the first NHP product to receive approval for the indication of FSI/AD in Canada. To date, no product has been approved to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress. Published papers on the FSI/AD market size estimate it to be equal or larger than the market for erectile dysfunction in males, and possibly larger.

Approximately 43% of women in the United States age 18 to 59, or ~50 million, experience some form of Female Sexual Dysfunction (“FSD”) according to a published study. (Laumann, E.O. et al. Sexual Dysfunction in the United States: Prevalence and Predictors. JAMA, Feb. 10, 1999. vol. 281, No. 6.537-542) and (http://www.indexmundi.com/south_korea/demographics_profile.html). The FSD market in the United States is estimated to be more than $1 billion per year. For more information on Zestra®, please visit www.zestra.com.

About Zestra Glide®

Zestra Glide® is currently exclusively partnered with Orimed Pharma in Canada, Sothema Labs in the Middle East and North Africa, Elis Pharma in Turkey and certain select markets, Oz Biogenics in Myanmar and Vietnam, and KLabs in India.

Zestra Glide® is currently approved in 32 countries and marketed and sold in three countries, including the United States, Canada and Morocco.

About Zestra Glide® and the Lubricant Market

Zestra Glide® is the only water-based clinically tested lubricant with high viscosity. Increased viscosity usually translates into longer effects. The lubricant market is estimated to be around $200 million in the U.S. (Symphony IRI Group Study, 2012). For more information on Zestra Glide®, please visit www.zestra.com/glide.

About Innovus Pharmaceuticals, Inc.
Headquartered in San Diego, Innovus Pharma is an emerging over-the-counter (“OTC”) consumer goods and specialty pharmaceutical company engaged in the commercialization, licensing and development of safe and effective non-prescription medicine and consumer care products to improve men’s and women’s health and vitality and respiratory diseases. Innovus Pharma delivers innovative and uniquely presented and packaged health solutions through its (a) OTC medicines and consumer and health products, which we market directly, (b) commercial partners to primary care physicians, urologists, gynecologists and therapists, and (c) directly to consumers through our on-line channels, retailers and wholesalers. The Company is dedicated to being a leader in developing and marketing new OTC and branded Abbreviated New Drug Application (“ANDA”) products. The Company is actively pursuing opportunities where existing prescription drugs have recently, or are expected to, change from prescription (or Rx) to OTC.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myandroferti.com; www.fluticare.com; www.beyondhumantestosterone.com; www.getbeyondhuman.com; www.trybeyondhuman.com; www.prostagorx.com

About Luminarie Pty Ltd
Luminarie is an innovative healthcare company, operating in Australia, New Zealand, the Philippines, China and Canada, bringing to market new unique products within the consumer healthcare and pharmaceutical space. With an experienced team of pharmaceutical industry professionals, Luminaire is building a portfolio of brands that consumers will come to recognize and love.

Innovus Pharma's Forward-Looking Safe Harbor
Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to successfully commercialize Zestra®, Zestra Glide® and other products in Australia, New Zealand and the Philippines and in other countries in the European Union, the U.S. and internationally and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.
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Contact:
James S. Painter III
Emerging Markets Consulting, LLC
Tel: +1 321-206-6681
jamespainter@emergingmarketsllc.com